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Important News for Plan Fiduciaries

Enclosed are proxy materials and voting instructions that relate to your plan’s investments in shares of mutual funds managed by Merrill Lynch Investment Managers. Please carefully review these materials.

We strongly encourage you to provide voting instructions using the procedures outlined on the enclosed proxy card prior to the scheduled shareholder meeting. Those instructions will be provided to Merrill Lynch Trust Company, FSB who will then vote your shares in accordance with those instructions and your plan’s trust agreement.

In the event that you wish to delegate your proxy voting rights to a third-party entity, Merrill Lynch, at its own expense, has engaged an independent fiduciary, Institutional Shareholder Services Inc. (ISS), to provide these services. ISS will direct Merrill Lynch Trust Company, FSB on the voting of shares held for employee benefit plans if the plan fiduciary specifically authorizes Merrill Lynch Trust Company to accept such direction.

ISS is the world’s leading provider of proxy voting and corporate governance services with over 20 years of experience. ISS analyzes proxies and issues informed research and objective vote recommendations for more than 35,000 companies across 115 markets worldwide. ISS’s research and proxy voting policies are based on the premise that good corporate governance ultimately results in increased shareholder value.

To learn more about ISS, please visit their website at www.issproxy.com, email your questions to MLFiduciary@issproxy.com or call 866-477-2955 to speak with an ISS representative. We encourage you to contact ISS by email or phone to receive a complimentary electronic copy of the Institutional Shareholder Services Research report on the MLIM/BlackRock merger. You can expect the ISS research reports to be available in early July. When emailing, be sure to include a listing of the MLIM funds in your employee benefit plan account.

To authorize ISS to direct ML Trust Company to vote your shares, please use one of the following two methods to grant authorization:

Internet authorization http://vote.proxy-direct.com/consent

Telephone authorization: 866-390-6265

It is important to note that your authorization to use ISS is applicable to the enclosed proxy, including possible adjournments. Any voting instructions received directly from you as plan fiduciary will cancel any previous authorization to accept voting instructions from ISS.

If you have any questions, please do not hesitate to contact your Merrill Lynch Retirement Group Relationship Manager.